EXHIBIT 99.1

FOR IMMEDIATE RELEASE                  CONTACT:   Mark Kimball (763) 551-7070
                                                  Select Comfort Corporation
                                                  mark.kimball@selectcomfort.com

              SELECT COMFORT ANNOUNCES RECORD FOURTH QUARTER SALES
                 SAME-STORE SALES INCREASE 28 PERCENT IN QUARTER

MINNEAPOLIS, MINN. (January 8, 2004) - Select Comfort Corporation (NASDAQ:
SCSS), the nation's leading bed retailer and creator of the Sleep Number(R) bed, today announced preliminary fourth quarter 2003 net sales of $137 million, a record for the company and an increase of 49 percent over the fourth quarter of 2002. For the quarter, same-store sales increased 28 percent, on top of a 38 percent same-store sales increase in fourth quarter 2002.(1) The company expects to report its 10th consecutive quarterly profit with earnings in the range of $0.26 to $0.28 per diluted share, compared to pro forma (after tax) earnings per diluted share of $0.15 in the fourth quarter of 2002.

        For fiscal 2003, Select Comfort reported preliminary net sales of $458 million, 36 percent higher than 2002 net sales of $336 million. Management expects to report annual earnings in the range of $0.67 to $0.69 per fully diluted share for 2003, compared to pro forma earnings per diluted share of $0.37 in 2002.

        "We are pleased with our fourth quarter sales growth, a result of consumers continuing to discover the benefits of personalized comfort on a Sleep Number bed," said Bill McLaughlin, president and chief executive officer. "In 2004, our focus is on sustaining our core business growth through investment in advertising and product innovation while strategically expanding distribution."

        The company's earnings under Generally Accepted Accounting Principles
(GAAP) for fourth quarter 2003 are being compared to 2002 earnings on a pro forma, after-tax basis to improve comparability between the periods. GAAP did not allow the company to reduce its earnings for income tax expense in 2002, while 2003 results reflect a reduction in earnings for income taxes. In the fourth quarter of 2002, pro forma earnings per diluted share were $0.15 and reported earnings per diluted share under GAAP were $0.21. A full reconciliation of the company's pro forma, after-tax earnings per diluted share for 2002 to treatment under GAAP can be found at the end of this release.



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        Select Comfort plans to announce full results for fourth quarter and
2003, as well as provide quarterly expectations for 2004, after market close on February 10, 2004. The company will also hold a conference call to discuss its fourth quarter and year-end results on February 10, 2004, at 4:00 p.m. Central Time. A simultaneous webcast of the call will be available in the Investor Relations section of www.selectcomfort.com. A digital replay of the conference call will be accessible beginning at approximately 6:00 p.m. Central Time on February 10, 2004, through 5:00 p.m. Central Time on February 17, 2004. To access the replay, please call 402-220-3572 (U.S. and International). An archived replay of the conference call may also be accessed after approximately 7:00 p.m. Central Time on February 10, 2004 at www.selectcomfort.com.

ABOUT SELECT COMFORT
    Founded in 1987, Select Comfort Corporation is the nation's leading bed retailer(2), holding 26 U.S. issued or pending patents for its personalized sleep products. The company designs, manufactures and markets a line of adjustable-firmness mattresses featuring air-chamber technology, branded the Sleep Number(R) bed, as well as foundations and sleep accessories. Select Comfort's products are sold through its 344 retail stores located nationwide, including 13 leased departments in Bed Bath & Beyond stores; through selected bedding retailers; through its national direct marketing operations; and on the Internet at www.selectcomfort.com.
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    Statements used in this press release that relate to future plans, events, financial results or performance are forward-looking statements that are subject to certain risks and uncertainties including, among others, such factors as general and industry economic trends, uncertainties arising from global events, consumer confidence, effectiveness of our advertising and promotional efforts, our ability to secure suitable retail locations, our ability to attract and retain qualified sales professionals and other key employees, consumer acceptance of our products and product innovation, our ability to continue to expand and improve our product line, industry competition, warranty expenses, California wage and hour litigation, our dependence on significant suppliers, and the vulnerability of any suppliers to recessionary pressures, labor negotiations, liquidity concerns or other factors, increasing government regulations, including possible new flammability standards for the bedding industry, as well as the risk factors listed from time to time in the company's filings with the SEC, including the company's Annual Report on Form 10-K and other periodic reports filed with the SEC.




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    The company has no obligation to publicly update or revise any of the forward-looking statements that may be in this news release.


(1) Fiscal fourth quarter 2003 includes 14 weeks, as compared to 13 weeks in fiscal fourth quarter of 2002. Same-store sales have been adjusted and reported as if both years had the same number of weeks.
(2)     Top 25 Bedding Retailers, Furniture Today, May 26, 2003







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       SELECT COMFORT PRO FORMA EARNINGS PER DILUTED SHARE RECONCILIATION

Reconciliation of the company's estimates of pro forma earnings per diluted share under Generally Accepted Accounting Principles (GAAP) for the fourth quarter of 2002 and full-year 2002 are as follows:


------------------------------------------------------------------- ---------------  --------------
                                                                     THREE MONTHS
                                                                        ENDED          FULL YEAR
------------------------------------------------------------------- ---------------  --------------
RECONCILIATION OF GAAP EARNINGS PER DILUTED SHARE TO PRO FORMA
EARNINGS PER DILUTED SHARE                                              12/28/02        12/28/02
------------------------------------------------------------------- ---------------  --------------

GAAP earnings per diluted share                                            $ 0.21          $ 1.09
------------------------------------------------------------------- ---------------  --------------
Effect of:
   Income tax provision at 38% of income before tax                        $(0.09)          (0.22)
------------------------------------------------------------------- ---------------  --------------
   Charges from early repayment of debt                                    $ 0.02            0.02
------------------------------------------------------------------- ---------------  --------------
   Restoration of deferred tax asset and other income tax items            $ 0.01           (0.52)
------------------------------------------------------------------- ---------------  --------------
Pro forma earnings per diluted share                                       $ 0.15          $ 0.37
------------------------------------------------------------------- ===============  ==============






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